Exhibit 99.1

Media Release
Peabody Provides Update on First Quarter 2024 Results
ST. LOUIS, APRIL 11, 2024 – Peabody (NYSE:BTU) today announced preliminary unaudited financial results for the first quarter of 2024. The company expects to report first quarter revenue of $980 million; income from continuing operations, net of income taxes of $45 million; and Adjusted EBITDA1 of $160 million. These amounts are estimates, actual first quarter 2024 financial results will be released on May 2, 2024.
Sales volumes in the first quarter were largely in-line with expectations for our seaborne segments while the U.S. thermal segments reported lower than expected shipments. The seaborne thermal segment shipped 4.0 million tons (including 2.5 million export tons), the seaborne met segment shipped 1.4 million tons, the PRB segment shipped 18.7 million tons and the Other U.S. thermal segment shipped 3.2 million tons.
First quarter results were impacted by the following factors: 1) unfavorable seaborne thermal coal mix as a result of lower production at Wambo due to an extended longwall ramp-up offset by additional production of lower quality coal at Wilpinjong; 2) lower average realized prices in the seaborne metallurgical coal segment due to HVA and PCI to HCC price relativities significantly below historical levels and mining of lower quality coal at the CMJV; 3) higher than anticipated costs at the CMJV from an unplanned dragline outage and the acceleration of planned coal prep plant repairs; 4) lower U.S. thermal volumes due to unseasonably warm weather and continued low natural gas prices; and 5) an approximate $18 million non-cash remeasurement of AUD denominated monetary assets.
“Our first quarter included some unforeseen production challenges that are now behind us,” said Peabody President and Chief Executive Officer Jim Grech. “The CMJV dragline and Wambo longwall are again operating on plan and Shoal Creek continues to exceed production expectations as we begin the second quarter.”
On Thursday, May 2, 2024, Peabody will announce results for the quarter ended March 31, 2024. An investor conference call with management is scheduled for 10 a.m. CT on May 2, 2024.
Instructions for the conference call participation and accessing a replay, as well as other investor data will be available at PeabodyEnergy.com prior to the call.
Participants may also access the call using the following phone numbers:
U.S. Toll Free 1 833 816 1387
Canada Toll Free 1 866 669 9657
International Toll 1 412 317 0480
Peabody (NYSE: BTU) is a leading coal producer, providing essential products for the production of affordable, reliable energy and steel. Our commitment to sustainability underpins everything we do and shapes our strategy for the future. For further information, visit PeabodyEnergy.com.

Contact:
Karla Kimrey
314.342.7890
1 Adjusted EBITDA is a non-GAAP financial measure. Please refer to the tables and related notes in this press release for a reconciliation and definition of non-GAAP financial measures.

Reconciliation of Non-GAAP Financial Measures (Unaudited)
For the Quarter Ended Mar. 31, 2024

(Dollars In Millions)

Note: Management believes that non-GAAP performance measures are used by investors to measure our operating performance. These measures are not intended to serve as alternatives to U.S. GAAP measures of performance and may not be comparable to similarly-titled measures presented by other companies.

Preliminary Estimate
Quarter Ended Mar. 2024

Income from Continuing Operations, Net of Income Taxes	$45
Depreciation, Depletion and Amortization	80
Asset Retirement Obligation Expenses	13
Provision for NARM Loss	2
Changes in Amortization of Basis Difference Related to Equity Affiliates	(1)
Interest Expense	15
Interest Income	(19)
Unrealized Losses on Foreign Currency Option Contracts	6
Take-or-Pay Contract-Based Intangible Recognition	(1)
Income Tax Provision	20
Adjusted EBITDA (1)	$160

(1)	Adjusted EBITDA is defined as income from continuing operations before deducting net interest expense, income taxes, asset retirement obligation expenses and depreciation, depletion and amortization. Adjusted EBITDA is also adjusted for the discrete items that management excluded in analyzing each of our segment's operating performance, as displayed in the reconciliation above. Adjusted EBITDA is used by management as the primary metric to measure each of our segment's operating performance and allocate resources.

This information is intended to be reviewed in conjunction with the company's filings with the SEC.

Forward-Looking Statements
This press release contains forward-looking statements within the meaning of the securities laws. Forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts. They often include words or variation of words such as "expects," "anticipates," "intends," "plans," "believes," "seeks," "estimates," "projects," "forecasts," "targets," "would," "will," "should," "goal," "could" or "may" or other similar expressions. Forward-looking statements provide management's current expectations or predictions of future conditions, events or results. All statements that address operating performance, events, or developments that Peabody expects will occur in the future are forward-looking statements. They may include estimates of sales and other operating performance targets, cost savings, capital expenditures, dividends, share repurchases, other expense items, actions relating to strategic initiatives, demand for the company’s products, liquidity, capital structure, market share, industry volume, other financial items, descriptions of management’s plans or objectives for future operations and descriptions of assumptions underlying any of the above. The declaration and payment of future quarterly dividends remains at the discretion of the Board of Directors and will depend on the Company's financial results, cash flow and cash requirements, future prospects, and other factors deemed relevant by the Board. All forward-looking statements speak only as of the date they are made and reflect Peabody’s good faith beliefs, assumptions and expectations, but they are not guarantees of future performance or events. Furthermore, Peabody disclaims any obligation to publicly update or revise any forward-looking statement, except as required by law. By their nature, forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those suggested by the forward-looking statements. Factors that might cause such differences include, but are not limited to, a variety of economic, competitive and regulatory factors, many of which are beyond Peabody’s control, that are described in Peabody’s Annual Report on Form 10-K for the fiscal year ended Dec. 31, 2023 and other factors that Peabody may describe from time to time in other filings with the SEC. You may get such filings for free at Peabody’s website at www.peabodyenergy.com. You should understand that it is not possible to predict or identify all such factors and, consequently, you should not consider any such list to be a complete set of all potential risks or uncertainties.